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                                                                EXHIBIT 11

BAIRNCO CORPORATION AND SUBSIDIARIES
CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                    1995          1994          1993
PRIMARY EARNINGS PER SHARE: <F1>

Income from continuing operations   $  7,781,000  $  7,255,000  $    817,000
(Loss) from discontinued
  operations, net of income taxes            --            --    (23,395,000)

Net Income (Loss)                   $  7,781,000  $  7,255,000  $(22,578,000)

Average common shares outstanding     10,433,000    10,500,000    10,500,000
Common shares issuable in respect
  to common stock equivalents,
  with a dilutive effect                   3,000           --            --
Total common and common equivalent
  shares                              10,436,000    10,500,000    10,500,000

Primary Earnings Per Common Share:
  Continuing operations             $       0.75  $       0.69  $       0.08
  Discontinued operations                    --            --          (2.23)

    Total                           $       0.75  $       0.69  $      (2.15)

FULLY DILUTED EARNINGS PER SHARE:

Income from continuing operations   $  7,781,000  $  7,255,000  $    817,000
(Loss) from discontinued
  operations, net of income taxes            --            --    (23,395,000)

Net Income (Loss)                   $  7,781,000  $  7,255,000  $(22,578,000)

Total common and common equivalent
  shares                              10,436,000    10,500,000    10,500,000
Additional common shares assuming
  full dilution                            4,000           --            --
Total common shares assuming full
  dilution                            10,440,000    10,500,000    10,500,000

Fully Diluted Earnings Per Common
  Share:
  Continuing operations             $       0.75  $       0.69  $       0.08
  Discontinued operations                    --            --          (2.23)

    Total                           $       0.75  $       0.69  $      (2.15)

<F1> Earnings per share is based on the average number of shares outstanding during each period. Primary earnings per share includes all common stock equivalents. Fully diluted earnings per share includes all common stock equivalents plus the additional common shares issuable assuming full dilution.

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